Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK UNDER THE
WESTFIELD FINANCIAL, INC. 2002 STOCK OPTION PLAN
AND THE
WESTFIELD FINANCIAL, INC. 2007 STOCK OPTION PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
11:59 P.M., EASTERN TIME, ON AUGUST 19, 2013
UNLESS THE OFFER IS EXTENDED

Westfield Financial, Inc. (the “Company,” “we,” “us” or “our”) hereby offers to purchase for cancellation certain outstanding options to purchase shares of our common stock, $0.01 par value per share, in exchange for the cash payment described below and upon the terms and subject to the conditions set forth in this Offer to Purchase.  The outstanding options that are subject to this offer (the “Eligible Options”) are those options to purchase shares of our common stock, whether vested or unvested, granted under our 2002 Stock Option Plan (the “2002 Plan”) and our 2007 Stock Option Plan (the “2007 Plan”) having grant dates and exercise prices set forth on Schedule A to this Offer to Purchase, as long as such options have not expired or been exercised or otherwise terminated by their terms or properly withdrawn from the offer prior to the Expiration Date (as defined below).

Upon the completion of this offer, each Eligible Option validly tendered and not withdrawn will be canceled, and we will pay the holder of the tendered option an amount in cash with respect to each such tendered option, without interest and reduced by any applicable tax withholdings, equal to the product of the total number of shares of our common stock issuable upon exercise of such tendered option when fully vested, multiplied by the per share cash payment set forth on Schedule A to this Offer to Purchase. The per share cash payments that we are offering to pay for each share of our common stock range from $1.27 to $1.81.

You may choose to tender some, all or none of your Eligible Options. However, if you choose to tender any particular Eligible Option grant you must tender that Eligible Option grant in full. If you choose not to tender your Eligible Options, you will keep such Eligible Options with their current terms and conditions.

The consummation of the offer is conditioned on 75% of the total number of Eligible Options being validly tendered and not properly withdrawn.

If you wish to tender your Eligible Options, you must complete and submit to us your tender election in accordance with the procedures described in this Offer to Purchase before 11:59 p.m., Eastern time, on August 19, 2013 (the “Expiration Date”) (unless we terminate this offer before that time, extend this offer, or are otherwise required by law to extend this offer, in which case the Expiration Date will refer to such earlier or later date). Only tender elections that are complete, submitted and actually received by the Expiration Date will be accepted.

If you have questions about this offer, any matters described in this Offer to Purchase or the 2002 Plan or 2007 Plan under which the Eligible Options were granted, need assistance in submitting the election form, or would like to receive additional copies of this Offer to Purchase and the accompanying documents, please contact Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “WFD.” On July 19, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $7.19 per share. You should obtain current market prices for our common stock before you decide whether to tender your Eligible Options.

As of July 23, 2013, there are Eligible Options to purchase up to 1,665,415 shares of our common stock issued and outstanding under our 2002 Plan and 2007 Plan.

IMPORTANT

Although our board of directors has approved the making of this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for cancellation in exchange for the cash payment being offered pursuant to this Offer to Purchase.  You must make your own decision on whether or not to tender your Eligible Options.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved this offer or passed upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS FOR CANCELLATION IN EXCHANGE FOR THE CASH PAYMENT BEING OFFERED PURSUANT TO THIS OFFER TO PURCHASE.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND THE OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

If the making of this offer is not in compliance with the laws of any jurisdiction, we will make a good faith effort to revise the offer to comply with any such laws.  If, after such good faith effort, we cannot comply with any such laws, the offer will not be made to, nor will elections be accepted from or on behalf of, the option holders residing in any such jurisdiction.

Offer to Purchase, dated July 23, 2013

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  The summary term sheet does not describe all of the terms of the offer to the same extent that they are described elsewhere in this Offer to Purchase.  We encourage you to read this entire document because it contains the full terms of the offer.  We have included references to the sections of this Offer to Purchase where you will find more complete disclosure.

We refer to this document, together with the schedules hereto, as the “Offer to Purchase.”  The Offer to Purchase, together with the tender election form, the withdrawal election form and the other documents accompanying the Offer to Purchase, constitute the “offer” made hereby.

The offer
We are offering you the opportunity to tender some, all or none of certain of your options to purchase shares of our common stock, whether or not vested, that were granted to you under the Westfield Financial, Inc. 2002 Stock Option Plan (the “2002 Plan”) or the Westfield Financial, Inc. 2007 Stock Option Plan (the “2007 Plan”).  This offer is limited to outstanding options granted under the 2002 Plan and the 2007 Plan set forth on Schedule A to this Offer to Purchase (the “Eligible Options”). The Eligible Options represent rights to purchase a total of 1,665,415 shares of our common stock as of the date of this Offer to Purchase.  All of our Eligible Options are held by current or former officers and directors of the Company and commercial lenders.

You may choose to tender some, all or none of your Eligible Options. However, if you choose to tender any particular Eligible Option grant you must tender that Eligible Option grant in full.

See the section entitled “The Offer” located elsewhere in this Offer to Purchase for additional information.

Cash payment
Unless we terminate the offer before the Expiration Date (as defined below) or the conditions to the offer are not satisfied, upon the completion of this offer, each Eligible Option you validly tender and do not withdraw will be canceled, and we will pay you an amount in cash with respect to each such tendered option, without interest and reduced by any applicable tax withholdings, equal to the product of the total number of shares of our common stock issuable upon exercise of such tendered option when fully vested, multiplied by the per share cash payment set forth on Schedule A to this Offer to Purchase. The per share cash payments that we are offering to pay for each share of our common stock range from $1.27 to $1.81.

See the section entitled “The Offer − 2. Cash Payment for Eligible Options” for additional information.

Duration of the offer
The offer will expire at 11:59 p.m.. Eastern time, on August 19, 2013 (the “Expiration Date”), unless we terminate this offer before that time, extend this offer, or are otherwise required by law to extend this offer, in which case the Expiration Date will refer to such earlier or later date.  Subject to the requirements of applicable law and the terms and conditions of the offer, we reserve the right to extend, terminate or modify the offer in our reasonable discretion.

See the section entitled “The Offer − 2. Number of Eligible Options; Expiration Date” for additional information.

Conditions of the offer
The offer is conditioned on 75% of the total number of Eligible Options being validly tendered and not properly withdrawn.

See the section entitled “The Offer − 9. Conditions to Completion of the Offer” for additional information.

Purpose of the offer
Our stock price has declined since the time stock option grants were made under our 2002 Plan and 2007 Plan and all of the options issued under these plans are therefore “out of the money” as of the date the offer is commencing. The offer provides you with an opportunity to obtain a cash payment in lieu of the uncertain, but potentially more valuable, benefit you could obtain by retaining your Eligible Options.

See the section entitled “The Offer − 4. Purpose of the Offer” for additional information.

How to participate in the offer
If you would like to participate in the offer and tender all or some of your Eligible Options, you should complete your tender election form and return it to us before the expiration of the offer in accordance with the procedures described in “The Offer − 5. Procedures for Tendering Eligible Options.”

Withdrawal rights
If you tender your Eligible Options and later would like to withdraw your previously submitted tender, you must notify us of the withdrawal before the expiration of the offer by submitting a withdrawal election form in accordance with the procedures described in “The Offer − 6. Withdrawal Rights.”  The election to withdraw the tender of any previously tendered options may be made with respect to all of your Eligible Options or a portion of any previously tendered options provided all Eligible Options within the same grant are withdrawn in their entirety. We will not accept a withdrawal of tenders of fewer than all Eligible Options within the same grant held by you.

If you deliver a withdrawal election form to us, you may still re-tender your Eligible Options by submitting a new tender election form before the expiration of the offer.  In all cases, the last election properly submitted and actually received by us before the expiration of the offer will prevail.

See the section entitled “The Offer − 6. Withdrawal Rights” for additional information.

Participation in the offer by directors and executive officers
Our directors and executive officers may participate in the offer on the same terms and subject to the same conditions as other option holders.

See the section entitled “The Offer − 12. Interests of Directors and Executive Officers; Transactions and Arrangements” for additional information.

Tax consequences of the offer
If you are an individual who is a citizen or resident of the United States and you elect to participate in the offer and tender your Eligible Options, the cash payment you receive will be taxable to you as compensation income for U.S. federal income tax purposes, which means that you will recognize ordinary income for the year in which the cash payment is made.  The amount of the cash payment you receive in exchange for the tender and cancellation of your options will be subject to all required income and payroll tax withholdings, such as withholding of income and, if required, FICA and Medicare taxes.  If you do not participate in the offer, the offer will not have any current U.S. federal income tax consequences for you.

See the section entitled “The Offer − 15. Material U.S. Federal Income Tax Consequences” for additional information.

The foregoing summary does not discuss all the tax consequences that may be relevant to you in light of your personal circumstances.  This summarized tax information is not tax advice. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the offer.

Contact for information
If you any have questions about this offer or any matters described in this Offer to Purchase or the 2007 Plan or 2002 Plan under which the Eligible Options were granted, need assistance in submitting the election form, or would like to receive additional copies of this Offer to Purchase and the accompanying documents, please contact Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following questions and answers briefly address some commonly asked questions about the offer.  They may not include all the information that is important to you.  We urge you to read carefully the entire Offer to Purchase and the other information to which we have referred you.

Q:	Who is offering to purchase my Eligible Options?

A:	Westfield Financial is making this Offer to Purchase all of your Eligible Options granted under its 2002 Plan and 2007 Plan.

Q:	Why should I consider participating in this offer?

A:
This offer will allow you to realize compensatory value for certain of your options granted under the 2002 Plan and the 2007 Plan through the opportunity to receive a cash payment for those options.  See “The Offer − 4. Purpose of the Offer.”

Q:	Which options are eligible to be tendered for a cash payment in the offer?

A:
The outstanding options that are subject to this offer are those options to purchase shares of our common stock, whether vested or unvested, granted under the 2002 Plan and the 2007 Plan having grant dates and exercise prices set forth on Schedule A to this Offer to Purchase, as long as such options have not expired or been exercised or otherwise terminated by their terms or properly withdrawn from the offer prior to the Expiration Date. See “The Offer − 1. General.”

Q:	Are my currently unvested Eligible Options eligible for the offer?

A:
Yes.  All of your Eligible Options, whether or not vested, granted under the 2002 Plan and the 2007 Plan may be tendered in the offer.  In calculating the payment due to you for your tendered options, we will use the total number of shares that would be issuable upon full vesting of your options.  See “The Offer − 1. General.”

Q:	Does the offer apply to my shares of Westfield Financial common stock or restricted stock?

A:
No, outstanding Westfield Financial common stock and Westfield Financial restricted stock are not Eligible Options.  Further, your election to participate or not participate in the offer will not affect the treatment of your shares of Westfield Financial common stock or Westfield Financial restricted stock.

Q:	If I have multiple Eligible Options, may I choose which options I want to tender in the offer?

A:
Yes.  You may choose to tender some, all or none of your Eligible Options. However, if you choose to tender any particular Eligible Option grant you must tender that Eligible Option grant in full.  If you choose not to tender your Eligible Options, you will keep such Eligible Options with their current terms and conditions. See “The Offer − 1. General.”

Q:	How much will I receive for my tendered options?

A:
Upon the completion of the offer, each Eligible Option validly tendered and not withdrawn will be canceled, and we will pay the holder of the tendered option an amount in cash with respect to each such tendered option, without interest and reduced by any applicable tax withholdings, equal to the product of the total number of shares of our common stock issuable upon exercise of such tendered option when fully vested, multiplied by the per share cash payment set forth on Schedule A to this Offer to Purchase. The per share cash payments that we are offering to pay for each share of our common stock range from $1.27 to $1.81. See “The Offer − 2. Cash Payment for Eligible Options.”

Q:	If I decide to participate in the offer, validly tender my Eligible Options and do not timely withdraw my tendered options, what will happen to my tendered options if the offer is completed?

A:
Once we have accepted for payment your tendered options pursuant to the offer, your options will be canceled and you will no longer have any rights under those options, other than the right to receive the cash payment being offered pursuant to this Offer to Purchase.  We intend to cancel all tendered options accepted pursuant to the offer promptly following the Expiration Date of the offer.  See “The Offer − 7.  Acceptance of and Payment for Eligible Options.”

Q:	What is the deadline to tender my Eligible Options in the offer?

A:
The deadline to tender your Eligible Options for cancellation in exchange for the cash payment being offered is 11:59 p.m., Eastern time, on August 19, 2013 (the “Expiration Date”) or such later date as we may announce from time to time in the manner described below.  To validly tender your Eligible Options, the offer requires that we have received from you a properly completed tender election form before the Expiration Date.

Subject to the requirements of applicable law and the terms and conditions of the offer, we reserve the right to extend, terminate or modify the offer in our reasonable discretion.  If we extend this offer, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.  If we extend the deadline for tendering your Eligible Options, you must tender your Eligible Options before the extended deadline, in which case the Expiration Date will refer to such extended deadline.  See “The Offer − 8.  Extension of Offer; Termination; Amendment.”

Q:	Is the offer subject to any conditions?

A:
The consummation of the offer is conditioned on 75% of the total number of Eligible Options being validly tendered and not properly withdrawn and such other conditions as are described in this Offer to Purchase.  See “The Offer − 9. Conditions to Completion of the Offer.”

Q:	Why should I consider participating in the offer?

A:
Currently, you hold Eligible Options that represent your right to purchase shares of our common stock at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your Eligible Options was either the market price on the date the option was granted or such higher price determined by the board of directors. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option because you are able to buy the stock at less than the current value and sell the resulting share for the higher price.

When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), you would generally not exercise the stock option, since you would be able to purchase the same shares in the open market at the same or lower price. If you tender your Eligible Options for a cash payment and all other applicable conditions are met, you will receive a specific payment of cash promptly after the Expiration Date. This cash payment may or may not be more valuable to you than continuing to hold your Eligible Options. This determination depends on a number of factors, principally the market price of our common stock and the timing of the decision.

To illustrate this, consider the following hypothetical situation:

Assume that you hold, at a time when the common stock is trading at $7.00 per share, an option to purchase 1,000 shares of common stock with a grant date of May 8, 2011, and an exercise price of $10.04 per share. We are offering a cash payment of $1.37 per share for this Eligible Option. The amount of your cash payment would be $1,370.00, less any applicable tax withholdings, if you participated in the offer. On the other hand, even if fully vested, your option has no currently realizable value to you because it is out of the money.

Note that you may hold options that are fully vested or have a remaining period to vest. In either event, you will become entitled to the cash payment in its entirety for validly tendered Eligible Options upon the expiration of this offer. In evaluating this offer, you should keep in mind that the future market price of our common stock and the value of your options will depend upon, among other factors, the performance of our business, including: our anticipated performance in future periods; the performance of the overall stock market and of companies in our business sector; and the overall economic environment, among other factors. If your options expire when they are out of the money, then you will receive no value for those options.

Tendering options pursuant to the offer involves a number of risks, including the risk that the price of our common stock could increase in the future. If the market price of our common stock rises above the exercise price of your Eligible Options, your tendered Eligible Options might be worth more than the cash payment you receive in exchange for tendering them.

Q:	What does Westfield Financial and its board of directors think of the offer?

A:
Although our board of directors has approved the making of this offer, neither Westfield Financial nor our board of directors makes any recommendation as to whether you should participate or refrain from participating in the offer.  We have been informed by all of our directors and executive officers who hold options granted under the 2002 Plan and the 2007 Plan that they intend to participate in the offer and tender all their Eligible Options for cancellation and payment pursuant to the offer.  You must make your own decision on whether or not to tender your Eligible Options for cancellation in exchange for the cash payment being offered pursuant to this Offer to Purchase.  We recommend that you consult with your own legal, financial and tax advisors for advice concerning your decision on whether or not to tender your Eligible Options in the offer.  See “The Offer − 4.  Purpose of the Offer” and “The Offer − 12. Interests of Directors and Executive Officers; Transactions and Arrangements.”

Q:	How do I participate in the offer?

A:
To participate in the offer, you must complete and submit your tender election form before the Expiration Date (or on any later expiration date if the offer is extended).  Only tender elections that are complete, submitted and actually received before the expiration of the offer will be accepted.

We reserve the right to reject any election and any required documents that we determine, in our reasonable discretion, are not in proper form, or that we determine is unlawful to accept or the payment for which may be unlawful.  Otherwise, and subject to the terms and conditions of the offer, we will accept proper and timely tenders of Eligible Options for cancellation that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for payment, promptly after the Expiration Date, all properly tendered Eligible Options that have not been validly withdrawn.  See “The Offer − 5. Procedures for Tendering Outstanding Options.”

Q:	How do I submit my tender election form?

A:
To submit your tender election, you must properly complete and sign the tender election form in accordance with its instructions, and deliver the completed and signed tender election form to Gerald P. Ciejka by any one of the following methods:

● hand delivery;

● e-mail to gciejka@westfieldbank.com; or

● mail to: 141 Elm Street, Attn: Gerald P. Ciejka, Westfield, Massachusetts 01085.

Submission of election forms by any means other than those specified above is not permitted.

A tender election form was included together with each copy of the Offer to Purchase provided to option holders.  To obtain a copy of the tender election form, you should contact Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com.  See “The Offer − 5.  Procedures for Tendering Eligible Options.”

Q:	What happens if I elect to tender my Eligible Options but subsequently exercise some or all of them before the expiration of the offer?

A:
If you tender your Eligible Options pursuant to the offer but subsequently exercise some or all of them by their terms before the expiration of the offer, your election to tender will still be accepted but will no longer apply to your exercised options, because the offer applies only to Eligible Options that are outstanding and unexercised as of the deadline for tendering on the Expiration Date.

If you exercise any of your Eligible Options without first withdrawing your tender of your options, we will automatically withdraw the exercised portion of the options from your election, and you will not receive any payment pursuant to the offer for the shares covered by the voluntarily exercised portion of your options.  The remainder of your options, if any, will continue to be included in the offer unless you withdraw your tender before the expiration of the offer in accordance with the procedures described in this Offer to Purchase. See “The Offer − 7.  Acceptance of and Payment for Eligible Options.”

Q:	What happens if I elect to tender my Eligible Options but some or all of them expire or otherwise terminate by their terms before the expiration of the offer?

A:
If you tender your Eligible Options pursuant to the offer but some or all of them expire or otherwise terminate by their terms before the expiration of the offer, your election to tender will still be accepted but will no longer apply to your expired or otherwise terminated options, because the offer applies only to unexercised options that have not expired or been exercised or otherwise terminated by their terms or properly withdrawn from the offer prior to the Expiration Date.  If we extend the offer, we will have no liability or other obligation to make cash payments with respect to options that expire or otherwise terminate by their terms during the extension period.  See “The Offer − 7.  Acceptance of and Payment for Eligible Options.”  If some or all of your tendered options are scheduled to expire or otherwise terminate by their terms before the expiration of the offer, we recommend that you consider, with the assistance of your advisors, whether to exercise the options and acquire the Westfield Financial common stock underlying the options prior to their expiration.

Q:	What will happen if I do not submit my tender election before the expiration of the offer?

A:
If we do not receive your tender election before the offer expires, you will not be able to tender your Eligible Options in exchange for the cash payment contemplated by this Offer to Purchase.  Such Eligible Options will remain outstanding subject to their current terms and conditions. See “The Offer − 3. Number of Eligible Options; Expiration Date.”

Q:	During what period of time may I withdraw a previous tender of my Eligible Options in the offer?

A:
You have the right to withdraw the Eligible Options you have tendered for cancellation at any time at or prior to 11:59 p.m. Eastern time, on August 19, 2013 (or on any later expiration date if the offer is extended).  If you decide to withdraw any of your tendered options, you must withdraw all of your tendered options subject to the same grant in full.  Partial withdrawals of your tendered options subject to the same grant will not be accepted.  If your objective in withdrawing your tender is to exercise certain tendered options and receive the underlying shares, you do not need to withdraw any tendered options in order to exercise those options pursuant to their terms.  See “The Offer − 6.  Withdrawal Rights.”

Q:	How do I withdraw a previous tender of options pursuant to the offer?

A:
To withdraw your previously tendered options, you must properly complete and sign the withdrawal election form in accordance with its instructions, and deliver the completed and signed withdrawal election form to Gerald P. Ciejka before the expiration of the offer by any one of the following methods:

● hand delivery;

● e-mail to gciejka@westfieldbank.com; or

● mail to: 141 Elm Street, Attn: Gerald P. Ciejka, Westfield, Massachusetts 01085.

Submission of withdrawal election forms by any means other than those specified above is not permitted.

A withdrawal election form was included together with each copy of the Offer to Purchase provided to option holders.  To obtain a copy of the withdrawal election form, you should contact Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com.  See “The Offer − 6. Withdrawal Rights.”

Q:	What is the effect of my withdrawal of a previous tender of options in the offer?

A:
The submission of any withdrawal election form will either result in the withdrawal from the offer of all of your previously tendered options, or a portion of your previously tendered options provided all Eligible Options within the same grant are withdrawn in their entirety, depending on your election.  However, we will not accept a withdrawal of tenders of fewer than all Eligible Options within the same grant held by you.  If you deliver a withdrawal election to us, you may still re-tender your Eligible Options by delivering to us a newly completed tender election form before the expiration of the offer.  See “The Offer − 5. Procedures for Tendering Eligible Options.”  In all cases, the last election properly submitted and actually received by us before the expiration of the offer will prevail. See “The Offer − 6.  Withdrawal Rights.”

Q:	When will I receive my cash payment if I tender my Eligible Options and the offer has been completed and not terminated pursuant to its terms?

A:
You will receive the cash payment in exchange for your canceled options, without interest and reduced by any withholding taxes, promptly following the expiration of the offer.  We will pay for your Eligible Options accepted in the offer via payroll or by check delivered directly to you.  All applicable taxes will be withheld from the payment.  See “The Offer − 7. Acceptance of and Payment for Eligible Options.”

Q:	Are there any tax consequences to my participation in the offer?

A:
If you tender your Eligible Options for cash in the offer and are an individual who is a citizen or resident of the United States, the cash payment you receive will be taxable to you as compensation income for U.S. federal income tax purposes, which means that you will recognize ordinary income for the year in which the cash payment is made.  The amount of the cash payment you receive in exchange for the tender and cancellation of your options will be subject to all required income and payroll tax withholdings, such as withholding of income and FICA and Medicare taxes, if required.  If you do not participate in the offer, the offer will not have any current U.S. federal income tax consequences for you.  See “The Offer − 15. Material U.S. Federal Income Tax Consequences.”

The foregoing summary does not discuss all the tax consequences that may be relevant to you in light of your personal circumstances.  This summarized tax information is not tax advice. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the offer.

Q:	How should I decide whether or not to tender my Eligible Options in the offer?

A:
We understand that the decision concerning whether or not to participate in the offer is an important one for our option holders. The decision concerning whether or not to participate in the offer must be your own.  We recommend that you consult with your own legal, financial and tax advisors to help determine if participation in the offer is right for you.  See “The Offer − 4.  Purpose of the Offer.”

Q:	What should I do if I do not want to participate in the offer with respect to my Eligible Options?

A:	You should not take any action if you decide not to participate in the offer.

Q:	Who can help me if I have questions about this offer, or if I need additional copies of the offer to Purchase and related documents?

A:
For additional information or assistance, or to obtain additional copies of the Offer to Purchase and related documents, you should contact Gerald P. Ciejka at (413) 564-2609 or by email at gciejka@westfieldbank.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

The information contained in and incorporated by reference into this Offer to Purchase includes “forward-looking statements” that reflect our current views as to future events and are based on estimates and assumptions.  All forward-looking statements included in this Offer to Purchase are based on information available to us on the date hereof.  These statements are identifiable because they do not relate strictly to historical or current facts.  There are forward-looking statements throughout this Offer to Purchase, including, among others, under the heading “The Offer – 3. Purpose,” and in statements containing the words “aim,” “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date as of which the statements were made.  We cannot guarantee any future results, levels of activity, performance or achievements. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we give no assurance that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports and other information we have filed with the Securities and Exchange Commission (the “SEC”), including our most recent filings on Forms 8-K, 10-Q and 10-K.  See “The Offer − 19. Additional Information” for information about where you can view our SEC filings incorporated by reference into this Offer to Purchase.

Forward-looking statements speak only as of the date of this Offer to Purchase or the date of any document incorporated by reference into this Offer to Purchase. All subsequent written and oral forward-looking statements concerning matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

THE OFFER

1.	General

We are hereby offering to purchase certain outstanding options (the “Eligible Options”), whether or not vested, to purchase shares of our common stock granted under our 2002 Stock Option Plan (the “2002 Plan”) and our 2007 Stock Option Plan (the “2007 Plan”) in exchange for the cash payment described below, upon the terms and subject to the conditions set forth in this Offer to Purchase.  The Eligible Options are those having grant dates and exercise prices set forth on Schedule A to this Offer to Purchase, as long as such options have not expired or been exercised or otherwise terminated by their terms or properly withdrawn from the offer prior to the Expiration Date.

Upon the completion of this offer, each Eligible Option validly tendered and not withdrawn will be canceled, and we will pay the holder of the tendered option an amount in cash with respect to each such tendered option, without interest and reduced by any applicable tax withholdings, equal to the product of the total number of shares of our common stock issuable upon exercise of such tendered option when fully vested, multiplied by the per share cash payment set forth on Schedule A to this Offer to Purchase. The per share cash payments that we are offering to pay for each share of our common stock range from $1.27 to $1.81.

The consummation of the offer is conditioned on 75% of the total number of Eligible Options being validly tendered and not properly withdrawn. You may choose to tender some, all or none of your Eligible Options. However, if you choose to tender any particular Eligible Option grant you must tender that Eligible Option grant in full. If you choose not to tender your Eligible Options, you will keep such Eligible Options with their current terms and conditions.

If your outstanding options are properly tendered and are accepted, your outstanding options will be canceled and you will be entitled to receive the cash payment described in this Offer to Purchase.  You will receive this cash payment promptly after the expiration of this offer, which is currently scheduled to occur at 11:59 p.m., Eastern time, on August 19, 2013 (unless we terminate this offer before that time, extend this offer, or are otherwise required by law to extend this offer, in which case the Expiration Date will refer to such earlier or later date), and this payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.  For additional information regarding any extensions of the offer, see “The Offer – 8. Extension of Offer; Termination; Amendment.”

Any option holder who holds Eligible Options is eligible to participate in the offer, so long as such options have not expired or been exercised or otherwise terminated by their terms or properly withdrawn from the offer prior to the Expiration Date. Only options that have not expired, terminated or been forfeited, and that remain outstanding on the date the offer expires, will be “Eligible Options.” Tenders of options that do not qualify as Eligible Options will not be accepted. Our determination of eligibility of options for purchase under the offer is final and binding on all parties.

2.	Cash Payment for Eligible Options

Amount of Cash Payment. We are offering a cash payment in the amount set forth on Schedule A for each share of our common stock subject to an Eligible Option with the grant date and exercise price indicated in the table set forth on Schedule A.

For example, if an Eligible Holder holds an Eligible Option for 1,000 shares of our common stock with a grant date of May 8, 2011, and an exercise price of $10.04, we are offering, as set forth on Schedule A, a cash payment of $1.37 per share, or a total of $1,370.00 for that 1,000-share option (less any applicable tax withholdings). To determine your aggregate cash payment in the event you tender all of your Eligible Options, take the number of shares subject to each Eligible Option that you hold and multiply it by the per share cash value of that option listed in the table in Schedule A, and then sum the values calculated for each type of Eligible Option. Our determination as to the amount of your cash payment is final and binding on all parties.

The tender election form contains a schedule showing your Eligible Options and the cash payment being offered for each of the Eligible Options that you hold.

The cash payment will be paid promptly following the Expiration Date. If your employment with us terminates for any reason after the Expiration Date, but before the cash payment is paid, you will still have the right to receive the cash payment.

Valuation. The amount to be paid for Eligible Options was determined by us using several factors, including a valuation of the Eligible Options before the start of the offer.

The binomial model (or decision tree) was used to determine the cash payment amounts for the Eligible Options. The binomial model is considered more robust than the Black Scholes model, as the former has discrete data points while the latter assumes a continuous function, which is not realistic. The binomial model is influenced by the risk free interest rate, the extent of volatility in our stock price and our future performance, the magnitude of the dividend yield, and the number of days to maturity of the options.  Some of these inputs are objectively determinable, while others, such as volatility and remaining expected option life, require some judgment. We used the relevant Treasury bill, note and bond rates for the various days to maturity to approximate the risk free rate. The daily closing price of our common stock was used to compute volatility. For purposes of this calculation, we used the following measures:

●	exercise price: the actual exercise or grant price of the option being valued;

●	risk-free interest rate: 0.101% to 1.549%;

●	volatility: 33.36%;

●	dividend yield: 5.15%; and

●	expected life of option: the remaining option life in months.

3.	Number of Eligible Options; Expiration Date

As of the date of this Offer to Purchase, Eligible Options granted under our 2002 Plan and our 2007 Plan representing rights to purchase a total of 1,665,415 shares of our common stock are subject to the offer.

The offer begins on July 23, 2013, and the offer will expire on the Expiration Date, unless we terminate this offer before that time, extend this offer, or are otherwise required by law to extend this offer, in which case the Expiration Date will refer to such earlier or later date.  Subject to the requirements of applicable law and the terms and conditions described in this Offer to Purchase, we reserve the right to extend, terminate or modify the offer in our reasonable discretion.

If we extend the length of time during which the offer is open, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled Expiration Date.  Any public announcement relating to the extension will be communicated promptly to holders of options in a manner reasonably designed to inform, or having the effect of informing, option holders of the extension, which may include the issuance of a press release.  For additional information regarding any extensions of the offer, see “The Offer − 8. Extension of Offer; Termination; Amendment.”

If we increase or decrease the amount of the cash payment offered for the Eligible Options and the offer is scheduled to expire at a time prior to the 10th business day from and including the date on which notice of any such increase or decrease is first published, sent or given in the manner described in “The Offer − 8. Extension of Offer; Termination; Amendment,” we will extend the offer so that it does not expire until at least the end of the 10th business day following such notice.

Under the SEC’s issuer tender offer rules, a “business day” means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

4.	Purpose of the Offer

We granted options pursuant to the 2002 Plan and 2007 Plan, including the Eligible Options, to attract and motivate our employees and directors and to strengthen the alignment of interests between our employees and directors, and our shareholders. However, our stock price has declined since the 2002 Plan and 2007 Plan were implemented, and all of the options issued pursuant to these plans are therefore “out of the money” as of the date of the commencement of this offer (in this offer we refer to those “out of the money” options as the Eligible Options). For more information about “in the money” and “out of the money” options, see the question “Why should I consider participating in the offer?” above in the section entitled “Questions and Answers About the Offer.”

We wish to provide you the opportunity to benefit from your contributions to the Company, despite the decline in the stock’s price. Accordingly, we are providing you the opportunity to obtain the more certain benefit associated with the cash payment in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your Eligible Options. Although our board of directors has approved the making of the offer, neither we nor our board of directors make any recommendation as to whether you should tender or refrain from tendering your outstanding options in the offer.  You must make your own decision concerning whether or not to tender your outstanding options for cancellation in exchange for the cash payment being offered pursuant to this Offer to Purchase.  We cannot assure you that you would not ultimately receive greater value from your options than we are offering in the offer if you do not tender your options.  Whether to participate in the offer is your decision, and you are free to reject the offer if you so choose.

Your decision to participate or not to participate in the offer will not affect decisions on whether you are granted additional options or other equity awards in the future. Eligibility for future grants of options and equity awards will remain subject to the discretion of our management and our board of directors and will not depend on whether you participate in the offer.

The shares underlying the Eligible Options granted under the 2007 Plan that we purchase will be returned to the pool of shares available for future grant under the 2007 Plan. Additionally, completion of the offer in 2013 will benefit us and our stockholders by resulting in lower stock-based compensation expense for the periods following the completion of this offer.

5.	Procedures for Tendering Eligible Options

Proper Tender of Eligible Options.  To validly tender your Eligible Options for cancellation in exchange for the cash payment being offered pursuant to this Offer to Purchase, you must complete and submit your tender election in accordance with the accompanying tender election form before 11:59 p.m., Eastern time, on August 19, 2013.  If we extend the period during which you may elect to participate in the offer, you will have the right to tender your Eligible Options at any time until the extended period expires.

To submit your tender election form, you must properly complete and sign the tender election form in accordance with its instructions, and deliver the completed and signed tender election form to Gerald P. Ciejka by any one of the following methods:

● hand delivery;

● e-mail to gciejka@westfieldbank.com; or

● mail to: 141 Elm Street, Attn: Gerald P. Ciejka, Westfield, Massachusetts 01085.

Submission of election forms by any means other than those specified above is not permitted.

A tender election form was included together with each copy of the Offer to Purchase provided to option holders.  To obtain a copy of the tender election form, you should contact Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com.

Only tender election forms that are complete, submitted and actually received by us before the expiration of the offer will be accepted. You do not need to return your stock option agreements or other grant documents for your options to be effectively tendered in the offer.

If we do not receive your tender election form before the Expiration Date, you will not be able to tender your Eligible Options in exchange for the cash payment contemplated by this Offer to Purchase.  Such Eligible Options will remain outstanding subject to their current terms and conditions.

Determination of Validity; Rejection of Tendered Options; Waiver of Defects; No Obligation to Give Notice of Defects; Waiver of Conditions. We will determine, in our reasonable discretion, all questions as to the form, eligibility, including time of receipt, and acceptance of any election and any other required documents.  We reserve the right to reject any election and any required documents that we determine, in our reasonable discretion, are not in proper form, or that we determine are unlawful to accept or the payment for which may be unlawful.  Otherwise, and subject to the terms and conditions of the offer, we will accept proper and timely tenders of Eligible Options for cancellation that are not validly withdrawn.

We reserve the right to waive any defect or irregularity with respect to any particular options or any particular option holder.  No tender of Eligible Options in the offer will be valid until all defects or irregularities have been cured by the electing option holder or waived by us.  Neither we nor any other person are obligated to give notice of any defects or irregularities in your tender, nor will anyone incur any liability for failure to give any such notice.

We reserve the right to waive any condition of this offer.  However, if we waive a condition, it will be waived for all similarly-situated option holders on a uniform basis.

Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination with respect to the foregoing matters will be final and binding on all parties.

Our Acceptance Constitutes an Agreement.  Your tender of Eligible Options in the offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer.  Our acceptance of the Eligible Options tendered for cancellation by you pursuant to the offer will constitute a binding agreement between us upon the terms and subject to the conditions of the offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for payment, promptly after the Expiration Date, all properly tendered Eligible Options that have not been validly withdrawn.

If the offer is terminated without any options being purchased, any tender election forms received pursuant to the offer will be canceled, destroyed or returned to the submitting option holder.

6.	Withdrawal Rights

You have the right to withdraw the Eligible Options you have tendered for cancellation at any time at or prior to 11:59 p.m., Eastern time, on August 19, 2013.  If we extend the period during which you may elect to participate in the offer, you will have the right to withdraw previously tendered options at any time until the extended period expires.  In addition, if your tendered options have not been accepted for payment after the expiration of 40 business days from the commencement of the offer, or September 17, 2013, you may withdraw your tendered options at any time.

To withdraw your previously tendered options, you must properly complete and sign the withdrawal election form in accordance with its instructions, and deliver the completed and signed withdrawal election form to Gerald P. Ciejka before the expiration of the offer by any one of the following methods:

● hand delivery;

● e-mail to gciejka@westfieldbank.com; or

● mail to: 141 Elm Street, Attn: Gerald P. Ciejka, Westfield, Massachusetts 01085.

Submission of withdrawal election forms by any means other than those specified above is not permitted.

A tender election form was included together with each copy of the Offer to Purchase provided to option holders.  To obtain a copy of the withdrawal election form, you should contact Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com.

Only withdrawal election forms that are complete, submitted and actually received by us before the expiration of this offer will be accepted.

The submission of any withdrawal election will either result in the withdrawal from the offer of all of your previously tendered options, or a portion of your previously tendered options provided all Eligible Options within the same grant are withdrawn in their entirety, depending on your election.  However, we will not accept a withdrawal of tenders of fewer than all Eligible Options within the same grant held by you. You may not rescind a withdrawal, and any Eligible Options withdrawn will thereafter be deemed not properly tendered pursuant to the offer.  Properly withdrawn options, however, may be re-tendered by following the procedures described in “The Offer − 4.  Procedures for Tendering Eligible Options.”  In all cases, the last election properly submitted and received by us before the Expiration Date will prevail.

You do not need to withdraw a tendered option in order to exercise the option pursuant to its terms as described in “The Offer − 7.  Acceptance of and Payment for Eligible Options.”

Neither us nor any other person is obligated to give notice of any defects or irregularities in any withdrawal election, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of withdrawal elections.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination with respect to these matters will be final and binding on all parties.

7.	Acceptance of and Payment for Eligible Options

Upon the terms and subject to the conditions set forth in this offer, promptly following the Expiration Date, we will accept for cancellation and payment all tendered options that, subject to our right to extend, terminate or amend this offer, have not:

●	been exercised by you before the expiration of the offer;

●	expired or otherwise terminated by their terms before the expiration of the offer; or

●	been properly withdrawn from the offer by you at or prior to the Expiration Date.

For purposes of the offer, we will be deemed to have accepted all Eligible Options that are validly tendered for cancellation and have not expired or been exercised, or otherwise terminated by their terms or properly withdrawn from the offer.  Payment of the specified cash amounts pursuant to the offer also will be deemed to be acceptance of tendered options.

If you tender your Eligible Options pursuant to the offer but subsequently exercise some or all of your outstanding tendered options pursuant to their terms before the expiration of the offer, your election to tender will still be accepted but will no longer apply to your exercised options, because this offer applies only to options that are outstanding and unexercised as of the deadline for tendering on the Expiration Date.  If you exercise any of your Eligible Options without first withdrawing your tender of your options, we will automatically withdraw the exercised portion of the options from your election, and you will not receive any payment pursuant to the offer for the shares covered by the voluntarily exercised portion of your options.  The remainder of the options, if any, will continue to be included in the offer unless you withdraw your tender before the expiration of the offer in accordance with the procedures described in “The Offer − 6. Withdrawal Rights.”

Properly tendered options accepted in accordance with the terms and conditions of the offer will be paid for promptly after the expiration of the offer, and the cash payment for such options will not be subject to any vesting conditions or otherwise be subject to forfeiture.

We will pay for your Eligible Options accepted in this offer via payroll or by check delivered directly to you.  Payment will be made in your local currency, and all applicable taxes will be withheld from the payment.

Payments will be made only to the person in whose name the tendered options are held.  You do not have the right to assign or transfer to another person your right to receive the cash payment due on our acceptance for payment of your tendered options under the offer.

8.	Extension of Offer; Termination; Amendment

We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options tendered for purchase by publicly announcing the extension, or by giving written or electronic notice of the extension to the option holders.

At any time before the expiration of this offer, we may postpone or amend the offer and, subject to the requirements of applicable law and the terms and conditions of the offer, terminate the offer in our reasonable discretion.  To postpone acceptance and cancellation of options, we must publicly announce the postponement or give written or electronic notice of the postponement to the option holders.  Our right to delay accepting tendered options is limited by Rule 13e-4(f)(5) under the Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the offer.  Pursuant to that provision, we will pay the consideration offered or return tendered options promptly after termination or withdrawal of the offer.

Subject to applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the conditions described in “The Offer – 9.  Conditions to Completion of the Offer” has occurred or is deemed by us to have occurred, to amend the terms of the offer in any respect, including decreasing or increasing the consideration offered in the offer to option holders.  We may amend the offer at any time by publicly announcing the amendment or by giving written or electronic notice of the amendment to the option holders.  If we extend the length of time during which the offer is open, we will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled Expiration Date.  Any public announcement relating to the extension will be communicated promptly to holders of options in a manner reasonably designed to inform, or having the effect of informing, option holders of the extension, which may include the issuance of a press release.  If we extend the deadline for tendering your Eligible Options, you must tender your Eligible Options before the extended deadline.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period a tender offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.  If we increase or decrease the amount of the cash payment offered for the Eligible Options, we will notify you of the action.  If the offer is scheduled to expire at a time prior to the 10th business day from and including the date on which notice you of any such an increase or decrease is first published, sent or given as described above, we will extend the offer so that it does not expire until at least the end of the 10th business day following such notice.

We do not expect to terminate the offer prior to the Expiration Date for any reason, although we have the right to do so if any of the conditions described in “The Offer − 9. Conditions to Completion of the Offer” is not satisfied.  If the offer is terminated, we will not pay any consideration in exchange for Eligible Options tendered to us.  Under those circumstances, you will continue to hold your options to acquire our common stock under the same terms and conditions as before the offer.

If we terminate the offer prior to the Expiration Date, we will promptly notify each holder of tendered options of such termination.

9.	Conditions to Completion of the Offer

This offer is conditioned on 75% of the total number of Eligible Options being validly tendered and not properly withdrawn. To participate in the offer you may choose to tender some, all or none of your Eligible Options. However, if you choose to tender any particular Eligible Option grant you must tender that Eligible Option grant in full.

Notwithstanding any other provision of the offer, we will not be required to accept any Eligible Options tendered if any of the events described below occurs. We may terminate or amend this offer, or postpone our acceptance and cancellation of any Eligible Options tendered for purchase if at any time on or after July 23, 2013, and on or before the Expiration Date, we determine that any event described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this offer or to accept and cancel Eligible Options tendered for purchase. The events are:

(a)
there has been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer or the acquisition of some or all of the Eligible Options tendered for purchase pursuant to this offer;

(b)
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)	make the acceptance for purchase or the purchase of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of this offer;

(ii)	delay or restrict our ability, or render us unable, to accept for purchase or to purchase eligible options for some or all of the Eligible Options tendered for purchase; or

(iii)
materially and adversely affect our business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)	there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the- counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action;

(iv)
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock; or

(vi)	in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof;

(d)
a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

(e)
we learn that any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC; or

(f)
any change or changes shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has had or may have a material adverse effect on us or our subsidiaries, including but not limited to a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions; the suspension of trading in our equity securities by the SEC or by NASDAQ; or fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, or general market conditions.

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the offer, other than actions or inactions by us. We may waive them at any time and from time to time before the expiration of the offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Security holders may challenge any determination we make concerning the events described in this section in a court of competent jurisdiction.

10.	Price Range of Common Stock Underlying Eligible Options

There is no established trading market for options to purchase our common stock granted under our 2002 Plan or our 2007 Plan.

Our common stock issuable upon exercise of the Eligible Options is traded on the NASDAQ Global Select Market under the symbol “WFD.”  The following table sets forth for the periods indicated the high and low sales prices per share of our common stock.

Fiscal Year	High	Low
2013
First Quarter	$7.94	$7.05
Second Quarter	$8.07	$6.91
Third Quarter (through July 19, 2013)	$7.50	$7.04

2012
First Quarter	$8.71	$7.35
Second Quarter	$8.20	$6.94
Third Quarter	$7.83	$7.09
Fourth Quarter	$7.57	$6.45

2011
First Quarter	$9.45	$8.31
Second Quarter	$9.24	$7.76
Third Quarter	$8.70	$6.29
Fourth Quarter	$7.50	$6.32

The closing sale price of our common stock was $7.19 on July 19, 2013, the latest practicable trading date before the filing of this Offer to Purchase.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to participate in the offer.

11.	Source and Amount of Consideration

As of the date of this Offer to Purchase, Eligible Options granted under our 2002 Plan and our 2007 Plan representing rights to purchase a total of 1,665,415 shares of our common stock are eligible to be tendered in the offer.  Based upon that number and assuming all Eligible Options are tendered and accepted for payment in the offer, the aggregate amount necessary to pay the total cash consideration for such options relating to the offer is expected to be approximately $2.2 million.  We expect to obtain these funds from our cash on hand.  As of July 19, 2013, we had aggregate consolidated cash, cash equivalents and short-term investments of approximately $12.1 million.

12.	Interests of Directors and Executive Officers; Transactions and Arrangements

As of July 23, 2013, our directors and executive officers as a group held Eligible Options to purchase an aggregate of 1,415,748 shares of our common stock, which represented approximately 85.0% of the shares subject to all options outstanding under our 2002 Plan and our 2007 Plan as of that date. The following table sets forth the beneficial ownership by each of our directors and executive officers of Eligible Options granted under our 2002 Plan and our 2007 Plan as of July 23, 2013 and the amount that they would receive in the offer if they tendered all of such Eligible Options for cancellation and payment:

Name	Position	Number of Shares Underlying Options Beneficially Held	Percentage of Shares Underlying Outstanding Options	Number of Shares Underlying Eligible Options Subject to Offer	Percentage of Shares Underlying Eligible Options Subject to Offer	Potential Cash Payment Received Upon 100% Tender of Eligible Options
James C. Hagan	Chief Executive Officer, President and Director	393,765	23.6%	393,765	23.6%	$503,157.55
Leo R. Sagan, Jr.	Chief Financial Officer and Treasurer	185,625	11.2%	185,629	11.2%	$241,247.28
Allen J. Miles, III	Executive Vice President and Chief Lending Officer	236,229	14.2%	236,229	14.2%	$302,154.75
Gerald P. Ciejka	Vice President, General Counsel and Human Resource Director	185,629	11.2%	185,629	11.2%	$241,739.46
Louis O. Gorman	Vice President of Credit Administration and Chief Credit Officer	37,500	2.3%	37,500	2.3%	$48,945.00
Donald A. Williams	Chairman of the Board	39,000	2.3%	39,000	2.3%	$53,040.00
David C. Colton, Jr.	Director	39,000	2.3%	39,000	2.3%	$49,920.00
Robert T. Crowley, Jr.	Director	39,000	2.3%	39,000	2.3%	$49,920.00
Donna J. Damon	Director	39,000	2.3%	39,000	2.3%	$53,430.00
Paul R. Pohl	Director	39,000	2.3%	39,000	2.3%	$49,920.00
Steven G. Richter	Director	39,000	2.3%	39,000	2.3%	$53,430.00
Philip R. Smith	Director	39,000	2.3%	39,000	2.3%	$49,920.00
Charles E. Sullivan	Director	39,000	2.3%	39,000	2.3%	$49,920.00
Kevin M. Sweeney	Director	–	–	–	–	–
Christos A. Tapases	Director	–	–	–	–	–
All Executive Officers and Directors as a Group (18 Persons)		1,415,748	85.0%	1,415,748	85.0%	$1,746,744.04

The address of each executive officer and director is c/o Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085, and the telephone number of each executive officer and director is (413) 568-1911. The information set forth in this table is as of July 23, 2013.

We have been informed by all of our directors and executive officers who hold options granted under our 2002 Plan and our 2007 Plan that they will participate in this offer and tender all their Eligible Options for cancellation and payment pursuant to the offer.

Our directors and executive officers have not been involved in any transactions, such as a grant, exercise or cancellation, involving our stock options during the 60 days preceding the date of this offer.

Neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options that we purchase in this offer will be cancelled immediately upon our acceptance of the tender of such options after expiration of the offer. The shares of common stock subject to Eligible Options granted under the 2007 Plan that we purchase in the offer will be returned to the pool of shares available for future grant under our 2007 Plan, without further shareholder action, and except as required by applicable law or the NASDAQ Stock Market rules or any stock exchange on which our common stock is then quoted or listed.

The aggregate amount of the cash payments would be approximately $2.2 million if all Eligible Options were purchased in the offer. The aggregate amount of the cash payments made in exchange for Eligible Options will be charged to shareholders’ equity to the extent that the amount does not exceed the fair value of the Eligible Options accepted for payment, as determined at the purchase date. Any amounts paid in excess of that fair value, as determined at the purchase date, will be recorded as compensation expense. For unvested options that are purchased, the amount of compensation cost measured at the grant date but not yet recognized will be recognized at the purchase date. Accounting for the purchase will be reflected on our consolidated financial statements for the quarter in which the purchase is completed, which we expect to be in the third quarter of our 2013 fiscal year.

14.	Legal Matters; Regulatory Approvals

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or the payment of the cash payments for Eligible Options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept tendered options and to pay the cash payment is subject to the conditions described in Section 9.

15.	Material U.S. Federal Income Tax Consequences

Internal Revenue Service regulations generally provide that, for the purpose of avoiding federal tax penalties, a taxpayer may rely only on formal written advice meeting specific requirements. The tax advice in this document does not meet those requirements. Accordingly, you are being advised in accordance with IRS Circular 230 (21 C.F.R. Part 10) that this tax advice is not intended or written to be used, and it cannot be used, for the purpose of avoiding federal tax penalties that may be imposed on you.

The following is a general summary of the material U.S. federal income tax consequences of the tender of Eligible Options in exchange for the cash payment contemplated by the offer by individuals who are citizens or residents of the United States.  This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis.  Any such change could affect the accuracy of the statements and conclusions set forth herein.  The federal, state, local and non-U.S. tax consequences for each option holder will depend upon that holder’s individual circumstances.  This summary does not discuss other U.S. federal tax consequences (such as employment or estate and gift taxes), except where noted below, or state, local or non-U.S. tax consequences that may be relevant to you in light of your particular individual circumstances.

If you tender your Eligible Options for cash in the offer, the cash payment you receive will be taxable to you as compensation income (i.e., ordinary income) in the year in which you receive the cash payment.  If you are a current employee, this ordinary income will be reflected on the Form W-2 reported to the Internal Revenue Service for you for the year in which the cash payment is made.  The amount of the cash payment you receive in exchange for the tender of your options will be subject to all required income and payroll tax withholdings, such as withholding of income, FICA and Medicare taxes, and other applicable employment taxes.  If you are a former employee, current or former non-employee director or other non-employee service provider, this ordinary income will be reflected on the Form 1099 reported to the Internal Revenue Service for you for the year in which the cash payment is made.

If you elect not to tender your Eligible Options in the offer, the offer will not have any current U.S. federal income tax consequences for you.

We recommend that you consult your own tax advisor with respect to the particular U.S. federal, state and local tax consequences to you of participating in the offer.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the tender of Eligible Options pursuant to the offer.  Directors, officers and employees or Westfield Financial or our subsidiaries, who will not be specifically compensated for such services, may contact option holders by mail, telephone, facsimile, e-mail, other forms of electronic communication and in person regarding the offer.

17.	Information Concerning the Company

We are a Massachusetts-chartered stock holding company and the parent company of Westfield Bank (the “Bank”).  We were formed in 2001 in connection with our reorganization from a federally chartered mutual holding company to a Massachusetts-chartered stock holding company with the second-step conversion being completed in 2007.  The Bank was formed in 1853 and is a federally chartered savings bank regulated by the Office of Comptroller of the Currency.  The Bank focuses on servicing commercial customers, including commercial and industrial lending and commercial deposit relationships.  Our principal executive offices are located at 141 Elm Street, Westfield, Massachusetts 01085, and our telephone number is (413) 568-1911.

Additional information about us is contained in reports and other documents we have filed with the SEC, some of which are incorporated by reference into this Offer to Purchase.  For information about how you can view our incorporated filings, see “The Offer − 19.  Additional Information.”

18.	Corporate Plans, Proposals and Negotiations

Our management and board of directors continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions with respect to various corporate transactions and governance matters, including possible changes to charter documents and governance policies. We also grant stock options or restricted stock in the ordinary course of business to certain current and new employees, including our executive officers, and to our directors. Our employees, including our executive officers, and directors from time to time acquire or dispose of our securities.

Subject to the foregoing and except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation;

●	any purchase, sale or transfer of a material amount of our assets;

●	any material change in our present dividend policy, or our indebtedness or capitalization;

●	any other material change in our corporate structure or business;

●	any other changes to the present board of directors or management of the Company;

●	our common stock not being authorized for listing on the NASDAQ Global Select Market;

●	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of a material amount of securities of the Company or the disposition of a material amount of our securities; or

●	any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

19.	Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO, referred to as the “Schedule TO,” under the Exchange Act, which includes the information contained in this Offer to Purchase and other information relating to this offer.  This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We therefore recommend that you review the Schedule TO, including all of its exhibits, before making a decision on whether or not to participate in the offer.

In addition to the Schedule TO, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov.  You also may obtain free copies of the documents we file with the SEC by going to the “Investor Relations” section of our website at www.westfieldbank.com, which will be available as soon as reasonably practicable after we file the documents electronically with the SEC.  The information provided on our website is not part of this Offer to Purchase and therefore is not incorporated by reference herein.

The SEC allows us to “incorporate by reference” into this Offer to Purchase the information we file with it, which means that we may disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Offer to Purchase.  Some documents or information, such as information provided under Items 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with the SEC rules.  We do not incorporate by reference into this Offer to Purchase any of such documents or information that are deemed furnished and not filed.

We also recommend that, in addition to this Offer to Purchase, you review the following document, which we have filed with the SEC and (to the extent deemed filed and not furnished under SEC rules) incorporate by reference into this Offer to Purchase, before making a decision on whether or not to participate in the offer:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 15, 2013;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 6, 2013;

●	our Current Report on Form 8-K, filed with the SEC on May 17, 2013; and

●	the description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on November 8, 2006.

We will file an amendment to the Schedule TO to incorporate by reference into this Offer to Purchase all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the Expiration Date to the extent necessary to comply with applicable securities laws.  Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or in any subsequently filed document incorporated by reference into this Offer to Purchase modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

The information contained in this Offer to Purchase should be read together with the information contained in the documents to which we have referred you and which are incorporated by reference into this Offer to Purchase.

We have disseminated this Offer to Purchase and related documents by e-mail to certain of our employees.  Any person to whom this Offer to Purchase is delivered may request additional copies of this Offer to Purchase and any related documents and any of the documents incorporated by reference into this Offer to Purchase or other information concerning us or the Offer, without charge, by contacting Gerald P. Ciejka by telephone at (413) 564-2609 or by email at gciejka@westfieldbank.com, by going to the “Investor Relations” section of our website at www.westfieldbank, or by viewing the SEC’s website at www.sec.gov.  We will provide documents incorporated by reference without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

WESTFIELD FINANCIAL, INC.
July 23, 2013

SCHEDULE A

CASH PAYMENT FOR EACH ELIGIBLE OPTION

We are offering a cash payment in the amount set forth below for each share of Westfield Financial common stock for which an Eligible Option is exercisable. “Eligible Options” are those with the grant dates and exercise prices indicated in the table below.

Grant Date	Exercise Price Per Share	Per Share Cash Payment
1/27/2004	$7.62	$1.75
1/25/2005	$7.52	$1.81
5/22/2007	$10.11	$1.27
8/22/2007	$10.04	$1.28
1/27/2009	$9.89	$1.36
11/24/2009	$10.04	$1.35
9/28/2010	$10.04	$1.36
5/28/2011	$10.04	$1.37